October 28, 1998

Michael R. Hallman
Credit Manager
Gast Manufacturing, Inc.
PO Box 97
Benton Harbor, Michigan 49023-0097

Dear Mike:

It was good to speak with you today. Again let me thank you for your willingness to work with me through what has been a very difficult time. We are not out of the woods yet, however I believe that we are making headway.

The settlement that was negotiated and confirmed by your signature on April 7, 1998 included the balance owed to Gast Manufacturing, Inc. to be satisfied in the issuance of common stock of Envirometrics. The amount owed equaled $27,666 and the cash pay-out was $5,810. This left a remaining balance of $21,856. We valued the stock for this transaction at $2.00 per share which would equate to 10,928 shares to be issued to Gast Manufacturing, Inc.

The shares would be unregistered shares of common stock which I anticipate would be registered by the company at the time of a secondary offering. The actual certificates will be issued once I have completed the debt mediation process and turn the total shares to be issued to the different parties over to our stock transfer agent. The shares have been allocated to Gast Manufacturing, Inc. and appear in the total outstanding shares that are reported on our balance sheet. Per your instruction, the certificates will bear the name of Gast Manufacturing, Inc. and will be sent to your attention.

I will keep you posted on developments as they become available. With warm personal regards, I remain

Sincerely yours,




Walter H. "Skip" Elliott, III
President & CEO